Exhibit 10.6

AMENDMENT TO SEVERANCE AGREEMENT

This Amendment (“Amendment”) to the Severance Agreement dated May 24, 2007 (“Agreement”) between R. Bruce Stewart (“Executive”) and Arrowhead Research Corporation (“Company”), a Delaware corporation located at 201 S. Lake Avenue, Suite 703, Pasadena, CA 91101, is made and entered into as May 12, 2009 (“Effective Date”).

WHEREAS, the Company and the Executive seek to amend the Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, such parties intending to be legally bound, agree as follows:

Section 3 of the Agreement shall be discharged and rendered moot in its entirety; and shall be replaced with the following Section 3:

3. Retirement or Termination of Employment

The following shall govern Executive’s retirement or termination (except in the case of Section 5 below): Should Executive voluntarily retire or voluntarily terminate from Arrowhead Research Corporation or its successor for any reason or should Executive be terminated from Arrowhead Research Corporation or its successor for any reason, Executive will be paid a single lump sum amount equivalent to one (1) month of his highest monthly salary while at Arrowhead Research Corporation.

IN WITNESSETH WHEREOF, each of the parties has duly executed the Amendment effective as of the Effective Date.

Dated: May 12, 2009	ARROWHEAD RESEARCH CORPORATION

/s/ Paul C. McDonnel
Paul C. McDonnel
Chief Financial Officer

Dated: May 12, 2009	EXECUTIVE

/s/ R. Bruce Stewart
R. Bruce Stewart
Executive Chairman